 Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is annexed as Exhibit 99.1, and any amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: March 4, 2025

/s/ TOH Han Wei
Name:	TOH Han Wei

JINQIU INVESTMENT HOLDING CO. LTD

By:	/s/ Wanqi Zhang
Name:	Wanqi Zhang
Title:	Director